EXHIBIT 99.1

DIAMOND RESORTS INTERNATIONAL COMPLETES $260 MILLION SECURITIZATION OF VACATION OWNERSHIP RECEIVABLES

LAS VEGAS, Nevada – November 20, 2014 - Diamond Resorts International, Inc. (NYSE: DRII) announced today that it has completed a securitization involving the issuance of $260 million of investment-grade rated securities. The issuance was completed through Diamond Resorts Owner Trust (“DROT”) 2014-1 and is comprised of $235.63 million of A+/AA- rated vacation ownership loan backed notes and $24.37 million of A-/A rated vacation ownership loan backed notes. The notes have interest rates of 2.54% and 2.98% respectively, for an overall weighted average interest rate of 2.58%. The advance rate for this transaction was 96%.

“The successful completion of this transaction underscores the strength of our business and the high quality of our loan portfolio,” stated David F. Palmer, President and Chief Executive Officer. “Reinforced by two different rating agencies in this transaction and achieving the highest advance rate since commencing our DROT program, the investment grade ratings on the securitization bolster the fact that the market values our powerful business model and our superior growth since becoming a public company.”

The transaction was completed in reliance upon Rule 144A and Regulation S as a placement of securities not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only. The notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities laws.

About Diamond Resorts International®
Diamond Resorts International® has an ownership base of over 515,000 members. With a worldwide network of 313 vacation destinations located in 34 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, Central America, South America, Europe, Asia, Australia and Africa, we provide guests with choices and flexibility as they design their dream vacation, whether they're traveling an hour away or around the world. Our hassle-free, relaxing vacations give guests a truly memorable experience every time, for a lifetime.

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide our members with access to 93 managed resorts, 214 affiliated properties and six cruise itineraries through THE Club® at Diamond Resorts International®. To learn more, visit www.DiamondResorts.com.

Source: Diamond Resorts International, Inc.

Media Contact:
Diamond Resorts International, Inc.
Stevi Wara, 1-702-823-7069
Fax: 1-702-684-8705
media@DiamondResorts.com
or
Investor:
Sloane & Company
Erica Bartsch ,1-212-446-1875
ebartsch@sloanepr.com